Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S 4 of Business First Bancshares, Inc. of our report dated March 1, 2024, with respect to the consolidated financial statements of Business First Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in the Annual Report on Form 10 K for the year ended December 31, 2023. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Fort Worth, Texas

July 22, 2024